Exhibit 99.1
                                                  ------------

                        KROGER 2ND QUARTER PER SHARE:

                             48 CENTS VS. 41 CENTS

                          EXCLUDING ONE-TIME EXPENSES



CINCINNATI, Ohio, July 15, 1998 --- The Kroger Co. (NYSE: KR) said today that earnings, earnings per share, operating cash flow, and sales all established Company records for the 1998 second quarter, excluding one-time expenses.

In releasing the quarterly results, Kroger Chairman and Chief Executive Officer Joseph A. Pichler said the Company is raising its earnings per share target to a 15-17 percent average annual increase for fiscal years 1999-2001 from the previously stated target of a 13-15 percent average annual increase. Pichler stated that the success of Kroger's programs to achieve economies of scale in procurement and logistics, returns from the Company's capital investments in stores, plus the benefits of technology caused Kroger to raise its financial goals. He also said the Company remains comfortable with analysts' consensus estimates for FY 1998 excluding the one-time expenses incurred in the first half of 1998.

Earnings before extraordinary items in the second quarter -- excluding one-time expenses associated with the realignment of distribution operations and the closing of facilities associated with consolidation of its Texas operations -- rose
17.3 percent to $126.8 million, or 48 cents per diluted share, from $108.1 million, or 41 cents per diluted share, in the 1997 second quarter. On the same basis, operating cash flow -- earnings before interest, taxes, depreciation, and LIFO -- totaled $369.4 million, a 10 percent increase over the prior year's quarter.

The one-time expenses reduced net earnings in the quarter by $32.5 million, or 12 cents per diluted share, to $94.3 million, or 36 cents per diluted share. Operating cash flow was reduced to $317 million. The following table illustrates the effect of the one-time expenses on second quarter results:

                 Excluding One-Time                Including One-Time
                      Expenses                          Expenses
            (in millions, except per share)   (in millions, except per share)
           -------------------------------   -------------------------------
EBITD               $369.4                             $317.0

Net earnings        $126.8                             $ 94.3

Net per
diluted share       $  0.48                            $ 0.36

Total sales in the quarter increased 3.4 percent to a record $6.44 billion, while food store sales increased 3.8 percent. Identical food store sales increased 0.53 percent. Comparable store sales, which include results from expanded and relocated stores, increased 3 percent. "The sales performance in the quarter was especially noteworthy because it was generated in an environment of deflation for overall product costs," Pichler said.

He added that the consolidation of Texas retail operations and changes in logistics will further strengthen the Company's ability to reduce product costs. "The one-time expenses incurred during the second quarter reflect the effect of investments that are expected to reduce product costs and improve distribution efficiencies," he said.

Net interest expense declined 7.7 percent in the second quarter to $63.1 million from $68.4 million in the prior year quarter. Net long term debt declined to $3.04 billion, a decrease of $237 million from the 1997 second quarter.

Separately, Kroger said it changed its method of accounting for inventory to the item cost method from the retail balance method. The change, which the Company implemented during the 1998 second quarter, will improve the accuracy of product cost calculations. The after-tax effect of the change is a charge of $55.6 million, or 21 cents per diluted share, and is reflected as a restatement of 1998 first quarter results. Earnings before extraordinary items for the first two quarters of FY 1998 were $146.0 million, or 55 cents per diluted share, after the accounting change and the one-time expenses, compared to $234.1 million, or 88 cents per diluted share, excluding the one-time expenses and the accounting change. On the same basis, operating cash flow for the first two quarters was $562.3 million as compared to $704.4 million.

The foregoing statements regarding 1998-2001 plans or expectations are forward looking statements, based on information available to the Company as of the date of this release. The Company's actual results could differ materially due to competitive action, changes in capital markets, labor disputes, material shortages, or delays in completing real estate projects.


                         THE KROGER CO.
                       SALES AND EARNINGS
          WITH ONE-TIME EXPENSES AND ACCOUNTING CHANGE
             (in millions except per share amounts)

                        2nd Quarter Ended           2 Quarters Ended
                    6/13/98        6/14/97         6/13/98      6/14/97

Sales              $ 6,441.6      $ 6,231.8       $12,830.4     $ 12,371.2
                   ========================       ========================
EBITD <F1><F2>     $   317.0      $   335.8       $   562.3     $    645.5


LIFO               $    (3.5)     $    (3.5)      $    (8.0)    $    (8.0)

Interest           $   (63.1)     $   (68.4)      $  (127.3)    $  (138.1)

Depreciation       $   (98.3)     $   (88.2)      $  (191.5)    $  (173.6)
                   ------------------------       -----------------------
Pretax earnings
before extra-
ordinary item      $   152.1      $   175.7       $   235.5     $   325.8

Tax expense        $   (57.8)     $   (67.6)      $   (89.5)    $  (125.4)
                   ------------------------       -----------------------
Earnings before
extraordinary
item               $    94.3      $   108.1       $   146.0     $   200.4

Extraordinary
item <F3>          $     0.0      $    (3.0)      $    (4.3)    $    (8.2)
                   ------------------------       -----------------------
Net earnings       $    94.3      $   105.1       $   141.7     $   192.2
                   ========================       =======================

Diluted earnings
per common
share:
From operations    $    0.36      $    0.41       $    0.55    $     0.76

From extra-
ordinary item <F3> $    0.00      $   (0.01)      $   (0.02)   $    (0.03)
                   ------------------------       ------------------------

Diluted net
earnings per
common share       $    0.36      $    0.40       $    0.53    $     0.73
                   ========================       =======================

Number of
shares used in
diluted per
share calcu-
lation                265.1          262.1           265.0         262.3

<F1> EBITD for the 2nd Quarter includes the effect of one-time expenses totaling $52.4 million ($32.5 million after tax, or 12 cents per diluted share). These expenses relate to logistics initiatives which became operational in the 2nd Quarter, $40.8 million; and expenses primarily due to closing facilities resulting from the consolidation of Texas operations, $11.6 million.

<F2> In addition to the expenses described in footnote (1),
     the two quarters 1998 EBITD includes expenses totaling $89.7 million ($55.6 million after-tax, or 21 cents per diluted share) related to a change in the method of accounting for inventory.

<F3> From the early retirement of debt.

                         THE KROGER CO.
                       SALES AND EARNINGS
         WITHOUT ONE-TIME EXPENSES AND ACCOUNTING CHANGE
             (in millions except per share amounts)



                        2nd Quarter Ended           2 Quarters Ended
                    6/13/98        6/14/97         6/13/98      6/14/97

Sales              $ 6,441.6      $ 6,231.8       $12,830.4     $ 12,371.2
                   ========================       ========================

EBITD <F1><F2>     $   369.4      $   335.8       $   704.4     $    645.5

LIFO               $    (3.5)     $    (3.5)      $    (8.0)    $     (8.0)

Interest           $   (63.1)     $   (68.4)      $  (127.3)    $   (138.1)

Depreciation       $   (98.3)     $   (88.2)      $  (191.5)    $   (173.6)
                   ------------------------       ------------------------

Pretax earnings
before extra-
ordinary item      $   204.5      $   175.7       $   377.6     $    325.8

Tax expense        $   (77.7)     $   (67.6)      $  (143.5)    $   (125.4)
                   ------------------------       ------------------------

Earnings before
extraordinary
item               $   126.8      $   108.1       $   234.1     $    200.4

Extraordinary
item <F3>          $     0.0      $    (3.0)      $    (4.3)    $     (8.2)
                   ------------------------       ------------------------

Net earnings       $   126.8      $   105.1       $   229.8     $    192.2
                   ========================       ========================

Diluted earnings
per common
share:
From operations    $    0.48      $    0.41       $     0.88    $     0.76

From extra-
ordinary item <F3> $    0.00      $   (0.01)      $    (0.02)   $    (0.03)
                   ------------------------       ------------------------

Diluted net
earnings per
common share       $    0.48      $    0.40       $     0.86    $     0.73
                   ========================       ========================

Number of
shares used in
diluted per
share calcu-
lation                265.1          262.1            265.0         262.3


<F1> EBITD for the 2nd Quarter excludes the effect of one-time expenses totaling $52.4 million ($32.5 million after tax, or 12 cents per diluted share). These expenses relate to logistics initiatives which became operational in the 2nd Quarter, $40.8 million; and expenses primarily due to closing facilities in the consolidation of Texas operations, $11.6 million.

<F2> In addition to the expenses described in footnote (1),
     the two quarters 1998 EBITD excludes expenses totaling $89.7 million ($55.6 million after-tax, or 21 cents per diluted share) related to a change in the method of accounting for inventory.

<F3> From the early retirement of debt.